UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

COMMONWEALTH REIT

(Name of the Registrant as Specified In Its Charter)

CORVEX MANAGEMENT LP

KEITH MEISTER

RELATED FUND MANAGEMENT, LLC

RELATED REAL ESTATE RECOVERY FUND GP-A, LLC

RELATED REAL ESTATE RECOVERY FUND GP, L.P.

RELATED REAL ESTATE RECOVERY FUND, L.P.

RRERF ACQUISITION, LLC

JEFF T. BLAU

RICHARD O’TOOLE

DAVID R. JOHNSON

JAMES CORL

EDWARD GLICKMAN

PETER LINNEMAN

JIM LOZIER

KENNETH SHEA

EGI-CW HOLDINGS, L.L.C.

DAVID HELFAND

SAMUEL ZELL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CORVEX AND RELATED RELEASE PRESENTATION DETAILING PORTNOYS’

RECORD OF DISTORTING THE TRUTH

Urge CommonWealth Shareholders to Vote the GOLD Card Today

New York, NY, February 24, 2014 – Corvex Management LP and Related Fund Management, LLC, whose separately managed investment funds collectively own approximately 9.6% of the outstanding shares of CommonWealth REIT (NYSE: CWH), today released a new presentation that details the Portnoys’ record of twisting the truth and misleading CommonWealth shareholders. The presentation can be found at www.shareholdersforcommonwealth.com.

The new presentation illustrates classic examples of the Portnoys twisting the truth to mislead shareholders, including:

•	The Portnoys’ deceptive financial analyses using cherry-picked timeframes to skew CommonWealth stock performance;

•	The Portnoys’ omission of key facts in recent public statements; and

•	The Portnoys’ misleading claims about their recent window-dressing governance alterations.

Keith Meister of Corvex and Jeff T. Blau of Related said: “Since announcing our investment in CommonWealth almost one year ago, the Portnoys and their Trustees have in our view continuously distorted the truth beyond recognition. This presentation provides a sample of such instances, and we urge shareholders to keep those examples in mind as they assess any claim by the Portnoys in the future.” CommonWealth has set a record date of February 18, 2014, and the consent solicitation must be completed by March 20, 2014. There is no Internet voting, so shareholders are urged to sign, date and return their GOLD consent card in the pre-paid envelope today.

If shareholders have any questions or need assistance voting your shares, they should call today D.F. King & Co., Inc., our proxy solicitor, at (800) 714-3313.

About Corvex Management LP

Corvex Management LP is an investment firm headquartered in New York, New York that engages in value-based investing across the capital structure in situations with identifiable catalysts. Corvex was founded in March 2011 and follows an opportunistic approach to investing with a specific focus on equity investments, special situations and distressed securities largely in North America.

About Related Fund Management LLC

Related Fund Management, LLC is an affiliate of Related Companies, one of the most prominent privately-owned real estate firms in the United States. Formed 40 years ago, Related is a fully integrated, highly diversified industry leader with experience in virtually every aspect of development, acquisitions, management, finance, marketing and sales. Related’s existing portfolio of real estate assets, valued at over $15 billion, is made up of best-in-class mixed-use, residential, retail, office and affordable properties. For more information about Related Companies please visit www.related.com.

Additional Information Regarding the Solicitation

Corvex Management LP and Related Fund Management, LLC have filed a definitive solicitation statement with the Securities and Exchange Commission (the “SEC”) to (1) solicit consents to remove the entire board of trustees of CommonWealth REIT (the “Removal Proposal”), and (2) elect a slate of new trustees at a special meeting of shareholders that must be promptly called in the event that the Removal Proposal is successful. Investors and security holders are urged to read the definitive solicitation statement and other relevant documents because they contain important information regarding the solicitation. The definitive solicitation statement and all other relevant documents are available, free of charge, on the SEC’s website at www.sec.gov. Information regarding the participants in the solicitation and a description of their direct and indirect interests, by security holdings or otherwise, to the extent applicable, is available in the definitive solicitation statement filed with the SEC on January 28, 2014 and Supplement No. 1 filed with the SEC on February 13, 2014.

For further information, contact:

Rupal Doshi

Corvex

(212) 474-6750

rdoshi@corvexcap.com

Joanna Rose

Related

(212) 801-3902

jrose@related.com

INVESTORS:

Edward McCarthy / Richard Grubaugh

D.F. King & Co., Inc.

(212) 269-5550